GATELY & ASSOCIATES, LLC
Certified Public Accountants
1248 Woodridge Court
Altamonte Springs, FL 32714

May 19, 2006

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

We have read Item 4 to Form 8-K dated April 24, 2006 of Service Air Group Inc. and are in agreement with the statements contained therein. Our audit and review reports expressed a going concern. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.

Very truly yours,

Gately & Associates, LLC

Gately & Associates, LLC